Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Expro Group Holdings N.V. Long-Term Incentive Plan, As Amended and Restated, Expro Group Holdings International Limited 2018 Management Incentive Plan and Restricted Stock Unit Inducement Awards of Expro Group Holdings N.V. of our report dated March 17, 2020 (except Notes 2 and 5, as to which the date is March 26, 2021), with respect to the consolidated financial statements of Expro Group Holdings International Limited as of December 31, 2019 and for the year then ended, included in the Registration Statement (Form S-4 No. 333-255496) of Expro Group Holdings N.V (formerly Frank’s International N.V.), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Reading, United Kingdom

October 4, 2021